
                                                                                                                        EXHIBIT 12
                                                          THE BEAR STEARNS COMPANIES INC.
                                         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                          (In thousands, except for ratio)

                           (Unaudited)        (Unaudited)
                           Six-Months          Six-Months      Fiscal Year    Fiscal Year    Fiscal Year  Fiscal Year    Fiscal Year
                              Ended              Ended            Ended          Ended          Ended        Ended          Ended
                        December 31, 1999   December 31,1998 June 30, 1999  June 30, 1998  June 30, 1997 June 30, 1996 June 30, 1995
                       ------------------- ------------------ -------------  ------------  -------------  -------------   ----------
Earnings before taxes
    on income                   $ 639,609         $ 300,787     $1,064,108    $1,063,492    $1,013,690     $  834,926      $ 388,082
                       ------------------- --------------------  -------------  ------------ -------------  -----------   ----------
Add:   Fixed Charges
         Interest               1,957,794         1,851,638(1)   3,379,914     3,638,513     2,551,364      1,981,171      1,678,515
         Interest factor
           in rents                15,350            15,336         31,363        30,130        26,516         25,672         24,594
                       ------------------- --------------------  ----------    ----------    ----------     ----------    ----------

    Total fixed charges         1,973,144         1,866,974      3,411,277     3,668,643     2,577,880      2,006,843      1,703,109
                       ------------------- -------------------- -----------    ----------    ----------     ----------    ----------
Earnings before fixed
     charges and taxes on
      income                  $ 2,612,753       $ 2,167,761     $4,475,385    $4,732,135    $3,591,570     $2,841,769     $2,091,191
                       =================== ==================== ===========    ==========   ===========    ==========     ==========
Ratio of earnings to
     fixed charges                    1.3               1.2            1.3           1.3           1.4            1.4            1.2
                       =================== ==================== ============   ==========   ===========    ==========     ==========

(1) This amount has been changed to conform to the current period's presentation.
